Exhibit 99.1

For Release: January 20, 2005	For Further Information: Steven R. Lewis, President & CEO (330) 373-1221

First Place Financial Corp. Reports Net Income of $1.6 Million for the Second Quarter

including $3.4 Million Noncash Charge for Impairment of Securities;

Third Quarter Dividend of $0.14 Declared

Highlights

•	Current quarter net income of $1.6 million compared with $4.8 million in preceding quarter and $4.3 million in prior year quarter.

•	First Place takes after-tax charge of $3.4 million to reflect other-than-temporary impairment of Fannie Mae and Freddie Mac preferred stocks.

•	Current quarter core earnings, which exclude the $3.4 million impairment charge, were $5.0 million, an increase of 6.1% over core earnings for the preceding quarter and 16.5% over core earnings for the prior year quarter.

•	Delinquencies, nonperforming loans and year-to-date charge-offs at December 31, 2004 were all below levels from a year earlier despite a 68% increase in loans.

•	The Board of Directors declared a $0.14 per share cash dividend.

Summary

Warren, Ohio, January 20, 2005 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $1.6 million for the second quarter of fiscal 2005 ended December 31, 2004. This was a decrease compared with earnings of $4.8 million in the first quarter of fiscal 2005 and a decrease compared with earnings of $4.3 million in the second quarter of the prior year. Diluted earnings per share were $0.11 for the current quarter compared with $0.33 for the preceding quarter and $0.34 for the second quarter of the prior year. Current quarter results include a noncash charge of $5.2 million to record other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stocks. This charge had an after-tax effect on net income of $3.4 million or $0.23 per diluted share. Core earnings for the current quarter were $5.0 million, a 6.1% increase over core earnings of $4.8 million for the preceding quarter and a 16.5% increase over earnings of $4.3 million for the prior year quarter.

The first six months of fiscal 2005 include the full results of the Franklin Bank Division of First Place Financial Corp. which was acquired on May 28, 2004. Therefore, this release includes comparisons of the current and preceding quarter which both include the impact of Franklin and comparisons with the same quarter in the prior year which compare a period prior to the merger with a period after the merger. For the six months ended December 31, 2004 First Place Financial Corp. reported net income of $6.4 million or $0.44 per diluted share compared with $8.8 million or $0.69 per diluted share for the six months ended December 31, 2003. Core earnings were $9.8 million for the first half of fiscal 2005 compared with core earnings of $8.8 million for the first half of fiscal 2004. Diluted core earnings per share were $0.67 for the first half of fiscal 2005 compared with $0.69 for the first half of fiscal 2004.

Commenting on these results, Steven R. Lewis, President and CEO said, “Our growth in core earnings validates the decision to acquire Franklin last year. The acquisition has diversified assets and added low cost funding, resulting in increased net interest income. With the second full quarter of Franklin results now included in our performance, we are experiencing the benefits of a more diversified revenue stream, an expanded geographic footprint, and an increased share of earnings from stable sources including net interest income and service charges. Unfortunately, these excellent core results come at the same time as a significant noncash impairment charge. While Freddie Mac and Fannie Mae securities continue to be rated as investment grade quality, we believe that taking an impairment charge at this time would be the conservative thing to do given the market value of these preferred stocks over the recent past and the prospects for appreciation in the near term.”

Revenues

Noninterest income for the second quarter of fiscal 2005 was $1.1 million compared with $5.3 million for first quarter of fiscal 2005. The reason for the decrease was the other-than-temporary impairment charge of $5.2 million on Freddie Mac and Fannie Mae securities. Noninterest income excluding impairment charges was $6.3 million for the current quarter which was an increase of $19.4% over $5.3 million for the first quarter of fiscal 2005.

The decision to record this impairment charge was based on the likelihood that changes in interest rates would result in recovery of impairment in a reasonable period of time, our confidence in predicting future interest rates, our assessment of news stories concerning these agencies, credit ratings of the securities, the length of time these securities have been impaired, and the political climate in which these agencies operate. Based on all of these uncertainties, the Company chose to take a conservative position in projecting the timing of recovery of impairment which resulted in recording other-than-temporary impairment under generally accepted accounting principles. These securities have historically been recorded in the Company’s available for sale portfolio. As a result, they have been valued at market value through charges to other comprehensive income and recording this other-than-temporary impairment will not have any effect on total capital. In addition, it will not result in any cash expenditure currently or in the future. These securities had a cost basis of $20.8 million and were written down to the current market value of $15.6 million resulting in a $5.2 million pretax write-down. Steven R. Lewis, President and CEO commented, “These securities were purchased in 2001 and carry variable rates of interest. They were originally purchased to protect the Company against rising interest rates. We believe that these securities will increase in value going forward because we believe in the long-term viability of Freddie Mac and Fannie Mae and that the securities will benefit from rising interest rates. However, we decided to be conservative and recognize the impairment at this time because there are always uncertainties in predicting future events, especially in predicting the timing of changes in interest rates.”

Service charges for the current quarter were $2.5 million, up 21.1% from the preceding quarter and 88.6% from the prior year quarter. The increases were due to increases in service charges on deposit accounts and fees recognized on letters of credit. Income from mortgage banking, consisting of net gains on sale of loans and loan servicing income, was $1.8 million for the current quarter up 147.9%

from the preceding quarter and down 30.6% from the prior year quarter. Second quarter 2005 net interest income increased 4.4% over the prior quarter, reaching $17.5 million as a result of 4.2% growth in average earning assets, and a stable net interest margin of 3.30%, unchanged from the preceding quarter.

Mortgage-Banking and Lending

Mr. Lewis continued, “Our Midwest expansion strategy is working successfully. We have continued to open loan production offices in high-potential markets, and we have already converted two of these into full-service offices utilizing our ‘bank-within-a-bank’ concept. We have opened four new loan production offices since February 2004: Grand Blanc, Michigan; Northville, Michigan; Jackson, Michigan and Indianapolis, Indiana. The increasing number of loan production offices contributes to the stability of our residential mortgage originations and the growth in our commercial loan portfolio despite the fact that the Federal Reserve has raised interest rates five times over the past six months.”

Total mortgage originations for the second fiscal quarter were $333.9 million, compared with $338.9 million for the first quarter and $239.5 million for the prior-year second quarter. Gains on the sale of loans were $1.7 million for the current quarter compared with $0.7 million reported for the previous quarter and $1.2 million for the same quarter in the prior year. Gains on the sale of loans in the first quarter of fiscal 2005 were at low levels due to the rising rates during the fourth quarter of fiscal 2004. Rates have been more stable during the first and second quarters of fiscal 2005 resulting in a higher level of gains on the sale of loans. Loan servicing income was $88,000, compared with a loss of $21,000 for the prior preceding quarter and a gain of $1.4 million in the second quarter of the prior fiscal year. Loan servicing income for the current quarter included a $39,000 recovery of mortgage servicing rights impairment charges compared with an increase of $182,000 in the impairment allowance in the first quarter of fiscal 2005 and a recovery of $1.6 million in the second quarter of the prior year.

Noninterest Expense

Noninterest expense for the second quarter of fiscal 2005 was $14.9 million, an increase of 0.6% from the $14.8 million reported for the linked quarter and an increase of 36.5% from the prior year quarter. Mr. Lewis noted, “Our modest expense growth reflects the progress we have made in improving the efficiency of back office operations since the Franklin acquisition. We continue to control expenses and see an opportunity to support continued growth in assets without proportional increases in expenses.” The efficiency ratio was 79.18% for the current quarter compared with 66.51% for the linked quarter and 60.20% for the second quarter of fiscal 2004. This significant increase was due to the $5.2 million impairment charge previously discussed. The core efficiency ratio, which does not include the impairment charge, was 61.93% for the current quarter compared with the core efficiency ratio of 66.51% for the linked quarter and the core efficiency ratio of 60.20% for the second quarter of fiscal 2004. The improvement in the core efficiency ratio from the linked quarter reflects the positive trend in noninterest income along with effective control of noninterest expense.

Asset Quality

Commenting on asset quality, Mr. Lewis said, “Our detailed due diligence relating to the Franklin acquisition has allowed us to maintain asset delinquencies and nonperforming loans at historically stable levels in absolute dollars. Although commercial loans now constitute a larger percentage of our portfolio, we have not experienced a decline in asset quality. We continue to work through our

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existing portfolio of nonperforming assets with expectations of continued progress.” During the current quarter, net charge-offs were $0.8 million, or 0.20% of average loans, compared with $0.4 million or 0.15% for the prior year quarter. For the six months ending December 31, 2004 net charge-offs were $0.6 million or 0.08% of average loans compared with 0.19% for the same period in the prior year. The provision for loan losses was $1.4 million in the current quarter compared with $0.3 million for the first quarter of fiscal 2005 and $0.7 million in the prior year second quarter. The growth in the provision reflects growth in the loan portfolio and a normal level of net charge-offs after experiencing net recoveries of $0.2 million in the first quarter of fiscal 2005. Delinquent loans were $18.7 million or 1.08% of total loans at December 31, 2004 compared with 1.17% at June 30, 2004 and 1.84% at December 31, 2003. Nonperforming loans were $11.6 million or 0.67% of total loans at December 31, 2004, down from 0.78% at June 30, 2004 and 1.37% at December 31, 2003. The loan loss allowance increased to $17.6 million at December 31, 2004 compared with $16.5 million at June 30, 2004 and $10.8 million at December 31, 2003. The ratio of the allowance for loan losses to nonperforming loans was 151.01% at December 31, 2004 compared with 142.01% at June 30, 2004 and 76.30% at December 31, 2003. The ratio of the allowance to total loans declined to 1.02% at December 31, 2004 compared with 1.10% at June 30, 2004 and 1.05% at December 31, 2003. This decline is consistent with the declines in delinquencies, nonperforming loans and charge-offs as a percent of total loans.

Balance Sheet Activity

Assets totaled $2.4 billion at December 31, 2004, an increase of 6.2%, or $138.2 million, from June 30, 2004. Portfolio loans totaled $1.7 billion at December 31, 2004, a 15.4% increase from $1.5 billion at June 30, 2004. Of this total, commercial loans increased $125.4 million, or 26.2%, to $604.1 million. Commercial loans now constitute 34.9% of the loan portfolio. Mortgage loans increased $69.2 million, or 8.5%, to $879.3 million. The increase in the mortgage loan portfolio was predominately in adjustable rate mortgages as customers increasingly choose adjustable rate loans. Mr. Lewis added, “These loans are a part of the bank’s overall interest rate risk strategy and are attractive in this rising rate environment.” Consumer loans increased $37.0 million, or 17.5%, to $248.7 million. More than 90% of consumer loans are secured by single-family residences. These loans include home equity loans, home equity lines, and second mortgages. Deposits were $1.6 billion at December 31, 2004, an increase of $29.6 million or 1.9% from June 30, 2004. The Franklin acquisition added proportionally more lower-cost core deposits to the deposit mix; noninterest-bearing deposits now represent 15.1% of the deposit portfolio and certificates of deposit represent 39.5% of total deposits.

Shareholders’ equity remains strong at December 31, 2004 at $227.8 million, or 9.55% of total assets. As part of its capital management strategy, the Company repurchased 187,400 shares during the first six months of fiscal 2005, and currently has a program in place that authorizes the repurchase up to 279,000 shares over the next three months.

Cash Dividend

At its regular meeting held January 18, 2005, the Board of Directors declared a per share cash dividend of $0.14 for the third fiscal quarter of 2005, payable on February 10, 2005 to shareholders of record as of the close of business on January 27, 2005.

About First Place Financial Corp.

First Place Financial Corp., a $2.4 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures which are based on core earnings rather than net income. Ratios and other financial measures with the word Core in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense, extraordinary income or expense, income or expense from discontinued operations, and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. A reconciliation from GAAP net income to the non-GAAP measure of core income is shown in the consolidated financial highlights.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended December 31,		Percent Change	Six months ended December 31,		Percent Change
(Dollars in thousands, except share data)	2004	2003		2004	2003
Interest income	$29,305	$21,226	38.1%	$57,136	$42,411	34.7%
Interest expense	11,796	9,302	26.8	22,863	18,487	23.7

Net interest income	17,509	11,924	46.8	34,273	23,924	43.3
Provision for loan losses	1,371	687	99.6	1,678	2,173	(22.8)

Net interest income after provision for loan losses	16,138	11,237	43.6	32,595	21,751	49.9
Noninterest income
Service charges	2,524	1,338	88.6	4,609	2,695	71.0
Net gains on sale of securities	—	292	(100.0)	304	292	4.1
Impairment of securities	(5,246)	—	N/M	(5,246)	—	N/M
Net gains on sale of loans	1,687	1,192	41.5	2,424	5,184	(53.2)
Loan servicing income	88	1,367	(93.6)	67	506	(86.8)
Other income – bank	507	226	124.3	1,047	489	114.1
Other income – non-bank	1,535	1,550	(1.0)	3,202	3,221	(0.6)

Total noninterest income	1,095	5,965	(81.6)	6,407	12,387	(48.3)
Noninterest expense
Salaries and employee benefits	6,761	5,685	18.9	13,711	10,942	25.3
Occupancy and equipment	2,395	1,527	56.8	4,808	3,049	57.7
Professional fees	645	296	117.9	1,206	759	58.9
Loan expenses	498	120	315.0	1,037	683	51.8
Marketing	563	168	235.1	1,237	391	216.4
Franchise taxes	524	518	1.2	1,029	912	12.8
Amortization of intangible assets	986	251	292.8	1,944	500	288.8
Other	2,538	2,356	7.7	4,766	3,896	22.3

Total noninterest expense	14,910	10,921	36.5	29,738	21,132	40.7
Income before income taxes and minority interest	2,323	6,281	(63.0)	9,264	13,006	(28.8)
Provision for income taxes	678	1,937	(65.0)	2,847	4,106	(30.7)
Minority interest in income of consolidated subsidiary	9	12	(25.0)	24	59	(59.3)

Net income	$1,636	$4,332	(62.2)%	$6,393	$8,841	(27.7)%

SHARE DATA:
Basic earnings per share	$0.11	$0.34	(67.6)%	$0.44	$0.70	(37.1)%
Diluted earnings per share	$0.11	$0.34	(67.6)	$0.44	$0.69	(36.2)
Cash dividends per share	$0.14	$0.14	0.0	$0.28	$0.28	0.0
Average shares outstanding - basic	14,350,344	12,557,629	14.3	14,383,555	12,548,049	14.6
Average shares outstanding - diluted	14,624,757	12,813,089	14.1	14,628,448	12,791,140	14.4

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	December 31, 2004 (Unaudited)	June 30, 2004
ASSETS
Cash and due from banks	$52,227	$67,350
Interest bearing deposits in other banks	—	43,901
Securities available for sale	336,735	378,248
Loans held for sale	96,738	47,465
Loans
Mortgage and construction	879,325	802,135
Commercial	604,092	494,525
Consumer	248,642	203,861

Total loans	1,732,059	1,500,521
Less allowance for loan losses	17,584	16,528

Loans, net	1,714,475	1,483,993
Federal Home Loan Bank stock	29,991	29,385
Premises and equipment, net	22,162	22,393
Goodwill	55,381	55,348
Core deposit and other intangibles	17,020	18,913
Other assets	60,573	100,084

Total Assets	$2,385,302	$2,247,080

LIABILITIES
Deposits
Non-interest bearing checking	$238,714	$239,971
Interest bearing checking	112,822	101,726
Savings	154,850	141,244
Money market	448,705	455,946
Certificates of deposit	622,568	609,124

Total deposits	1,577,659	1,548,011
Securities sold under agreements to repurchase	29,450	31,108
Borrowings	499,766	383,320
Junior subordinated deferrable interest debentures held by affiliated trusts that issued guaranteed capital securities	30,929	30,929
Other liabilities	19,663	30,602

Total Liabilities	2,157,467	2,023,970
SHAREHOLDERS’ EQUITY	227,835	223,110

Total Liabilities and Shareholders’ Equity	$2,385,302	$2,247,080

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Six months ended December 31,
	FY 2005 2nd Qtr	FY 2005 1st Qtr	FY 2004 4th Qtr	FY 2004 3rd Qtr	FY 2004 2nd Qtr
(Dollars in thousands except per share data)						2004	2003
EARNINGS (GAAP)
Tax equivalent net interest income	$17,734	16,982	13,048	11,659	12,176	34,716	24,426
Net interest income	$17,509	16,764	12,827	11,417	11,924	34,273	23,924
Provision for loan losses	$1,371	307	2,523	200	687	1,678	2,173
Noninterest income	$1,095	5,312	5,708	4,415	5,965	6,407	12,387
Noninterest expense	$14,910	14,828	13,975	10,226	10,921	29,738	21,132
Net income	$1,636	4,757	1,525	3,785	4,332	6,393	8,841
Basic earnings per share	$0.11	0.33	0.11	0.30	0.34	0.44	0.70
Diluted earnings per share	$0.11	0.33	0.11	0.30	0.34	0.44	0.69

CORE EARNINGS
Core income	$5,046	4,757	2,939	3,785	4,332	9,803	8,841
Basic core earnings per share	$0.35	0.33	0.22	0.30	0.34	0.68	0.70
Diluted core earnings per share	$0.35	0.33	0.22	0.30	0.34	.067	0.69

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.28%	0.82%	0.32%	0.93%	1.02%	0.55%	1.07%
Return on average equity	2.88%	8.44%	3.02%	8.08%	9.30%	5.65%	9.57%
Return on average tangible assets	0.28%	0.85%	0.33%	0.94%	1.04%	0.56%	1.08%
Return on average tangible equity	4.26%	12.62%	3.78%	9.19%	10.61%	8.39%	10.95%
Net interest margin, fully tax equivalent	3.30%	3.30%	3.08%	3.14%	3.21%	3.30%	3.29%
Efficiency ratio	79.18%	66.51%	74.51%	63.61%	60.20%	72.31%	57.40%

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.85%	0.82%	0.62%	0.93%	1.02%	0.84%	1.07%
Core return on average equity	8.89%	8.44%	5.82%	8.08%	9.30%	8.66%	9.57%
Core return on average tangible assets	0.88%	0.85%	0.63%	0.94%	1.04%	0.87%	1.08%
Core return on average tangible equity	13.14%	12.62%	7.29%	9.19%	10.61%	12.86%	10.95%
Core net interest margin, fully tax equivalent	3.30%	3.30%	3.08%	3.14%	3.21%	3.30%	3.29%
Core efficiency ratio	61.93%	66.51%	74.51%	63.61%	60.20%	64.13%	57.40%

RECONCILIATION OF EARNINGS TO CORE EARNINGS
GAAP earnings	$1,636	4,757	1,525	3,785	4,332	6,393	8,841
Merger, integrated and restructuring costs, net of tax	$—	—	1,414	—	—	—	—
Other than temporary impairment of securities, net of tax	$3,410	—	—	—	—	3,410	—
Core earnings	$5,046	4,757	2,939	3,785	4,332	9,803	8,841

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters						Six months ended December 31,
(Dollars in thousands)	FY 2005 2nd Qtr	FY 2005 1st Qtr		FY 2004 4th Qtr	FY 2004 3rd Qtr	FY 2004 2nd Qtr	2004	2003
CAPITAL
Equity to total assets at end of period	9.55%	9.91%		9.93%	11.51%	11.22%	9.55%	11.22%
Tangible equity to total assets	6.52%	6.91%		6.85%	10.26%	9.85%	6.52%	9.85%
Book value per share	$15.20	15.07		14.74	14.38	14.10	15.20	14.10
Period-end market value per share	$22.39	20.00		18.59	18.14	19.53	22.39	19.53
Dividends declared per common share	$0.14	0.14		0.14	0.14	0.14	0.28	0.28
Common stock dividend payout ratio	127.27%	42.42%		127.27%	46.67%	41.18%	63.64%	40.58%
Period-end common shares outstanding (000)	14,989	14,986		15,141	13,238	13,289	14,989	13,289
Average basic shares outstanding (000)	14,350	14,417		13,297	12,561	12,558	14,384	12,548
Average diluted shares outstanding (000)	14,625	14,632		13,499	12,811	12,813	14,628	12,791

ASSET QUALITY
Net charge-offs (recoveries)	$843	(222)		1,023	480	410	621	974
Annualized net charge-offs (recoveries) to average loans	0.20%	(0.06	% )	0.34%	0.18%	0.15%	0.08%	0.19%
Nonperforming loans (NPLs)	$11,644	10,795		11,639	12,625	14,156	11,644	14,156
NPLs as a percent of total loans	0.67%	0.68%		0.78%	1.24%	1.37%	0.67%	1.37%
Nonperforming assets (NPAs)	$14,584	14,859		14,643	14,480	15,538	14,584	15,538
NPAs as a percent of total assets	0.61%	0.65%		0.65%	0.88%	0.93%	0.61%	0.93%
Allowance for loan losses	$17,584	17,056		16,528	10,522	10,802	16,528	10,802
Allowance for loan losses as a percent of loans	1.02%	1.08%		1.10%	1.04%	1.05%	1.02%	1.05
Allowance for loan losses as a percent of NPLs	151.01%	158.00%		142.01%	83.34%	76.30%	151.01%	76.30%

MORTGAGE BANKING
Mortgage originations	$333,900	338,900		391,800	257,000	239,500	672,800	642,800
Net gains on sale of loans	$1,687	737		1,513	1,784	1,192	2,424	5,184
Mortgage servicing portfolio	$1,791,485	1,664,039		1,498,028	1,275,916	1,118,148	1,791,485	1,118,148
Mortgage servicing rights	$18,053	16,844		15,343	12,300	11,173	18,053	11,173
Mortgage servicing rights valuation (loss) recovery	$39	(182)		683	(555)	1,570	(143)	1,970
Mortgage servicing rights / Mortgage servicing portfolio	1.01%	1.01%		1.02%	0.96%	1.00%	1.01%	1.00%

END OF PERIOD BALANCES
Loans	$1,732,059	1,583,935		1,500,521	1,016,497	1,032,217	1,732,059	1,032,217
Assets	$2,385,302	2,280,241		2,247,080	1,654,436	1,670,695	2,385,302	1,670,695
Deposits	$1,577,659	1,529,038		1,548,011	1,117,100	1,105,238	1,577,659	1,105,238
Shareholders’ equity	$227,835	225,861		223,110	190,399	187,395	227,835	187,395

AVERAGE BALANCES
Loans and loans held for sale	$1,774,323	1,650,872		1,313,731	1,126,937	1,146,872	1,712,608	1,118,723
Earning assets	$2,146,739	2,059,310		1,696,338	1,483,326	1,517,354	2,103,035	1,485,358
Assets	$2,350,255	2,289,402		1,914,742	1,635,990	1,687,266	2,319,852	1,647,906
Deposits	$1,569,823	1,543,838		1,279,977	1,109,222	1,102,582	1,556,831	1,105,250
Shareholders’ equity	$225,278	223,714		203,014	188,466	185,364	224,519	183,720

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